Exhibit 99.1

Energy Recovery Elects New Chairman of the Board

SAN LEANDRO, Calif. — March 8, 2019 — Energy Recovery, Inc. (NASDAQ:ERII), the leader in pressure energy technology for industrial fluid flows, today announced the election of Mr. Robert Yu Lang Mao as the new Chairman of the Board of Directors, effective upon the Company’s 2019 Annual Stockholder’s Meeting in June 2019. Mr. Mao has served as a Director of the Company since 2010 and will succeed Mr. Hans Peter Michelet, who first joined the Company’s Board of Directors in 1995 and has served as the Chairman of the Board since 2004. Mr. Michelet will retire from the Board at the end of the current Board term.

“It’s been a privilege to guide Energy Recovery’s journey from installing our first PX Pressure Exchanger in 1997 to our position today as the leading energy recovery solutions provider for seawater reverse osmosis desalination,” said Mr. Michelet. “Bob is the ideal steward for the next phase of the Company’s growth based on his global business acumen and deep knowledge of China, his strong strategic and analytical skills, as well as his prior board and executive experience helping industrial companies expand into new product and geographical markets. I am immensely optimistic about the Company’s future.”

Mr. Mao has more than thirty years of executive experience in the technology and telecommunications industries across Asia, the United States, and Europe. In addition to serving on Energy Recovery’s Board of Directors, he is currently a Board Director of Hon Hai Precision Ind. Co. Ltd (Foxconn), the world’s largest contract manufacturer supplying high tech products to world leading companies including Apple, Amazon, Dell, Microsoft, and Hewlett-Packard Company (Hewlett-Packard). Foxconn is a public company listed on the Taiwan Stock Exchange. Mr. Mao also serves on the Board of Directors of privately held Ubee Interactive Corporation, a supplier of broadband access equipment and devices to multimedia and telecom service providers worldwide.

“Having spent many years driving industrial companies to scale and into new global markets, I believe Energy Recovery’s prospects are excellent,” said Mr. Mao. “I am delighted to assume the position of Chairman of the Board and am committed to continuing HP’s focus on laying the foundation for long-term growth. His legacy and impact on this organization cannot be understated, and he will always be a part of the Energy Recovery family.”

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March 8, 2019

In 2013 Mr. Mao was named Chairman, China Region for Hewlett-Packard Company (Hewlett-Packard). He retired from Hewlett-Packard in 2016. Mr. Mao served as CEO of 3Com Corporation (3Com) from 2008 to 2010 and completed the sale of 3Com to Hewlett-Packard in 2010. Mr. Mao was also a Board Director of 3Com from 2007 to 2010. 3Com was a Nasdaq listed S&P 500 company providing computer networking and security solutions and products to public and private enterprises worldwide

Mr. Mao holds a Bachelor of Materials Science degree, a Master of Metallurgical Engineering degree from Cornell University, and an MBA degree from the Massachusetts Institute of Technology.

About Energy Recovery, Inc.

Energy Recovery, Inc. (ERII) is an energy solutions provider to industrial fluid flow markets worldwide.  Energy Recovery solutions recycle and convert wasted pressure energy into a usable asset and preserve pumps that are subject to hostile processing environments.  With award-winning technology, Energy Recovery simplifies complex industrial systems while improving productivity, profitability, and efficiency within the oil & gas, chemical processing, and water industries. Energy Recovery products save clients $1.9 billion (USD) annually.  Headquartered in the Bay Area, Energy Recovery has offices in Dubai, Houston, Madrid and Shanghai.  For more information about the Company, please visit www.energyrecovery.com.

Contact

Investor Relations

ir@energyrecovery.com

+1 (281) 962-8105

Press Inquiries

pr@energyrecovery.com

+1 (510) 398-2147

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